Exhibit 99.2

Corrected Transcript 14-Fe b -20 19 Antero Midstream Q4 2018 Earnings Call Partners LP (AM) Total Pages: 7 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Antero Midstream Partners LP (AM) Q4 2018 Earnings Call Corrected Transcript 14-Feb-2019 CORPOR ATE PARTICIPANTS Michael N. Kennedy Chief Financial Officer & Senior Vice President-Finance, Antero Midstream Partners LP Paul M. Rady Chairman & Chief Executive Officer, Antero Midstream Partners LP ... MAN AGEMENT DISCUSSION SECTION Good day, and welcome to the Antero Midstream Partners LP Fourth Quarter and Year-End 2018 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded. I would now like to turn the conference over to Michael Kennedy, CFO and Senior Vice President, Finance. Please, go ahead. ... Michael N. Kennedy Chief Financial Officer & Senior Vice President-Finance, Antero Midstream Partners LP Thank you for joining us for Antero Midstream's fourth quarter 2018 investor conference call. We'll spend a few minutes going through the financial and operating highlights, and then we'll open it up for Q&A. I would also like to direct you to the home page of our new website at www.anteromidstream.com or www.anteromidstreamgp.com where we have provided a separate earnings call presentation that will be reviewed during today's call. Before we start our comments, I would first like to remind you that during this call, Antero management will make forward-looking statements. Such statements are based on our current judgments regarding factors that will impact the future performance of Antero Resources, Antero Midstream and AMGP and are subject to a number of risks and uncertainties, many of which are beyond Antero's control. Actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Today's call may also contain certain non-GAAP financial measures. Please refer to our earnings press release for important disclosures regarding such measures, including reconciliations to the most comparable GAAP financial measures. Joining me on the call today are Paul Rady, Chairman and CEO of Antero Resources and Antero Midstream; and Glen Warren, President and CFO of Antero Resources and President of Antero Midstream. Before I turn the call over to Paul, I wanted to briefly touch on the simplification transaction timeline on slide number 4. As you are aware, on October 9, AMGP announced a definitive agreement to acquire AM in a stock and cash transaction. On January 31, AMGP and AM each mailed proxy statements to their respective shareholders and unitholders. 2 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Antero Midstream Partners LP (AM) Q4 2018 Earnings Call Corrected Transcript 14-Feb-2019 For registered holders, the deadline for electing a cash versus stock consideration is March 4 at 5:00 PM Eastern Time, and the deadline for voting electronically or by telephone is March 7 at 11:59 PM Eastern time. If you hold AM units or AMGP shares through a bank, broker or other nominee, you should follow the instructions provided by them. All AMGP shareholders and AM unitholders of record as of the close of business on January 11 will be entitled to vote the AMGP common shares and the AM common units, respectively. The special meetings for AMGP shareholders and AM unitholders to approve the simplification transaction are scheduled for March 8 and we expect the transaction to close on March 12. We encourage all of our shareholders and unitholders to vote and we remain very excited about the outlook of New AM. With that, I'll turn the call over to Paul. ... Paul M. Rady Chairman & Chief Executive Officer, Antero Midstream Partners LP Thanks, Mike. I'll begin my comments on slide number 5 titled, Long-Term Outlook-AR. As previously disclosed, AR is targeting a 10% to 15% production growth CAGR through 2023. This target range is based on commodity price scenarios of $50 oil and $2.85 gas on the low-end, and $65 oil and $3.15 gas on the high-end. Importantly, all of AR's firm transportation portfolio is now in service, providing the visibility to continue to grow production and access diverse and premium price markets. Looking ahead, Antero Resources will continue to maintain a flexible development plan, targeting drilling and completion capital budgets within cash flow to maintain balance sheet strength, ultimately benefiting New AM. Slide number 6 titled, Long-Term Outlook New AM, illustrates the DCF growth at New AM from the same AR production growth outlook. New AM is targeting DCF growth of 18% to 25% through cal 2022 at the low-end and high-end of the outlook ranges, respectively. Because of the visibility and flexible just in time capital investment, both scenarios result in delevering the balance sheet into the low to mid 2 times range. This DCF growth supports a growing return of capital as illustrated on slide number 7. The gray bar on the left hand side of the page represents New AM's 2019 dividend guidance of $1.24 per share or just over $600 million in total dividends. The blue lines represent New AM's DCF CAGR versus consensus growth CapEx in orange. As you can see, after the major infrastructure investments in 2019, including gathering and freshwater trunklines supporting growth in Tyler and Wetzel Counties in West Virginia, the capital budget moderates as AM leverages the existing infrastructure. This moderating capital budget relative to DCF growth results in excess cash flow available for increasing the dividends, share repurchases, delevering and capital retention for organic growth CapEx. Now, let's move on to slide number 8 titled Capital Budget and Major Projects. As illustrated on the pie chart on the left hand side of the page, AM has budgeted a capital investment of $775 million at the midpoint of the guidance range, including $710 million of expansion capital and $65 million of maintenance capital. The budget includes approximately $400 million of investment in gathering and compression infrastructure, primarily in the Marcellus Shale in West Virginia to support production growth in the liquids-rich regime. On the map, on the right hand side of the page, you can see that 2019 include significant growth capital to build out the gathering trunklines into Tyler and Wetzel counties in West Virginia. Looking beyond 2019, AM will leverage these trunklines and build low-pressure gathering lines that feed directly into the trunklines and deliver 3 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Antero Midstream Partners LP (AM) Q4 2018 Earnings Call Corrected Transcript 14-Feb-2019 gas to the Sherwood and Smithburg processing plants. Importantly, future low-pressure capital is flexible and just in time based on AR's development plan, resulting in efficient capital investment and [ph] high-teens (8:28) returns on invested capital. I would also point out that because of the visibility and integration between A&R – AR and AM, AR does not curtail any gas as a result of gathering infrastructure constraints as AM appropriately sizes all pipelines and infrastructure to meet production forecasts. This integration is critical in shale development and further illustrates the benefits of Antero's integrated model. Moving on to the fresh water side, AM budgeted an investment of $135 million for fresh water delivery infrastructure, including expansion capital for an additional withdrawal point and associated trunklines as shown on the map on the right hand side of the page. Similar to the gathering pipelines, AM will leverage these trunklines to service future well completions in Tyler and Wetzel County. AM has a track record of servicing wells on time, a track record of 100% with its fresh water delivery system, another example of the benefits of Antero's integrated model. The 2019 budget also includes $200 million for the joint venture with MPLX, primarily for the construction of two additional processing plants, adding an additional 400 million cubic feet a day of processing capacity. The 2019 MPLX joint venture budget also includes the election to participate in the Hopedale 4 fractionation plant, adding an additional 20,000 barrels a day of capacity that we originally budgeted for 2018. Lastly, the budget includes approximately $35 million for the final milestone payments related to the completion of the Antero Clearwater facility. In summary, 2019 sets us up to deliver on our visible organic growth plan over the next few years, with AR focused on highly economic liquids-rich locations in the Marcellus. With that, I'll turn the call over to Mike. ... Michael N. Kennedy Chief Financial Officer & Senior Vice President-Finance, Antero Midstream Partners LP Thank you, Paul. Before getting into my AM comments, I'd like to briefly touch on AR's announcement of deconsolidating AM from a financial reporting perspective. For those that were able to listen into the AR conference call, AR announced the plans to no longer consolidate AM on its GAAP financial statements upon closing of the simplification transaction, though it would rather record its interest in AM through the equity method of accounting. In our view, we believe this will greatly improve the transparency and disclosure for AR on a standalone E&P basis and enable investors to more easily compared and contrast AR with its peers. The announcement has no impact on New AM's reporting and AR will still own approximately 30% of New AM upon closing of the simplification transaction. Paul mentioned this in his comments, but we continue to believe in the benefits of the integrated model and coordinated efforts between our upstream and midstream businesses. Now, moving on to AM beginning on slide number 9 titled, Long Track Record of Success. We recently announced an AM distribution of $0.47 per unit, a 29% increase year-over-year and a 7% increase sequentially. The fourth quarter distribution at AM was the 16th consecutive distribution increase since its IPO. For the full year 2018, AM had a distribution of $1.72 per unit or $0.94 when converted into a New AM share as illustrated on the slide. 4 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Antero Midstream Partners LP (AM) Q4 2018 Earnings Call Corrected Transcript 14-Feb-2019 AM continued its trend of outperformance on DCF coverage in 2018, generating 1.3 times DCF coverage, well in excess of the IPO DCF coverage target of 1.1 times to 1.2 times. We are very proud of this achievement and resiliency of the Antero Midstream business model through the commodity downturn. As depicted on the slide, our dividend guidance for New AM in 2019 is $1.24 per share, representing approximately a 9% yield on today's share price. Now, let's move on to the fourth quarter operational results, beginning with slide number 10 titled High Growth Year-Over-Year Midstream Throughput. All of our gathering, compression, processing and fractionation volumes represented record highs for AM during the fourth quarter of 2018. Starting in the top left portion of the page, low pressure gathering volumes were 2.6 Bcf per day in the fourth quarter, which represents a 52% increase from the prior year quarter. Compression volumes during the quarter averaged 2.2 Bcf per day, a 63% increase compared to the prior year quarter, compression capacity was 93% utilized during the fourth quarter. Joint venture gross processing volumes averaged nearly 800 MMcf per day, an 87% increase compared to the prior year quarter. Joint venture gross fractionation volumes were nearly 19,000 barrels per day, 105% increase over the prior quarter. Fresh water delivery volumes averaged 136,000 barrels per day, a 9% decrease over the prior year quarter. This decline was driven by a reduction in completion activities at AR as expected and communicated on the third quarter earnings call. Looking ahead to 2019, we expect continued growth as we increase compression capacity by 360 MMcf per day, processing capacity by 400 MMcf per day, and cumulative JV fractionation capacity by 20,000 barrels per day. Moving on to financial results, adjusted EBITDA for the fourth quarter was $194 million, up 36% income – increase compared to the prior year quarter. The increase in adjusted EBITDA was primarily driven by increased throughput volumes. Distributable cash flow for the fourth quarter was $167 million, resulting in a healthy DCF coverage ratio of 1.3 times. For the full year 2018, adjusted EBITDA and distributable cash flow were $770 million and $596 million, respectively, also resulting in DCF coverage of 1.3 times. Our adjusted EBITDA DCF distribution growth and DCF coverage were all within our 2018 guidance ranges. During the fourth quarter, Antero Midstream invested $109 million in gathering infrastructure and $20 million in water handling infrastructure. In addition to the gathering and water, AM invested $45 million in the processing and fractionation joint venture during the fourth quarter. Moving onto the balance sheet and liquidity, as of December 31, 2018, Antero Midstream had $990 million drawn on its $2 billion revolving credit facility, resulting in $1 billion in liquidity and a net debt to LTM EBITDA ratio of 2.3 times. Next, I'll direct you to slide number 11 titled Organic Strategy Drives Attractive Return on Capital to discuss results of our record throughput volumes and disciplined capital investment. As depicted on the right hand side of the page, AM generated an 18% return on invested capital or ROIC in 2018. ROIC has always been a focus for Antero Midstream and will continue to be a focus as we transition into New AM. Organic strategy avoiding the competitive acquisition markets and focusing on projects where AR drives the volumetric growth continues to deliver results and we expect to generate attractive returns on invested capital in the high teens over the next few years. 5 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Antero Midstream Partners LP (AM) Q4 2018 Earnings Call Corrected Transcript 14-Feb-2019 I'll finish my comments with an outlook on New AM given the recent announcement of the expected closing date of the simplification transaction. As depicted on slide number 12 titled Highest DCF Growth Among Top 20 Midstream Entities, New AM will be one of the top 20 midstream companies by market capitalization. In the chart, red font indicates midstream companies that are structured as C-corps and the asterisks indicate companies have eliminated IDRs. Of that peer group, New AM is expected to have the highest DCF growth among the top 20 infrastructure C-corps at the midpoint of its 18% to 25% distribution CAGR range from 2020 to 2022. In addition, New AM will have a strong balance sheet with pro forma leverage in the low 3 times range, declining over time. In summary, New AM will be a best-in-class midstream corporation with pure leading DCF growth, low leverage, a simplified no IDR structure, C-corp governance and broad market appeal. With that operator, we are ready to take questions. ... QUESTION AND ANSWER SECTION Operator: We will now begin the question-and-answer session. [Operator Instructions] There are no questions at this time. ... Michael N. Kennedy Chief Financial Officer & Senior Vice President-Finance, Antero Midstream Partners LP Great. Well, thank you, everyone, for joining us today. If there are any questions please feel free to reach out to us and thanks again for joining us. ... Operator: The conference has now concluded, thank you for attending today's presentation. You may now disconnect your lines. Have a great day. 6 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Antero Midstream Partners LP (AM)
Q4 2018 Earnings Call
Corrected Transcript
14-Feb-2019

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